EXHIBIT 10.5

Annual Bonus Plan. The plan provides for annual cash bonuses to designated senior managers, including all the named executive officers, upon the achievement of pre-established performance goals established by the the Board of Directors. Under the Annual Bonus Plan, prior to the earnings override discussed below, Ms. Stewart, Mr. Deines and Ms. Price are entitled to receive a maximum bonus of up to 33%, 33% and 6%, respectively, of their base salary, depending on how actual performance compares with quantitative and qualitative goals established by the Compensation Committee. The performance goals under the Annual Bonus Plan are the same for all participants and are based on overall corporate performance. The quantitative goals include performance factors relating to asset size, capital level, delinquency ratio, return on assets and equity, levels of non-interest income and non-interest expense, net interest margin, charge-offs and the size of the loan portfolio. The qualitative goals are non-financial corporate goals that require leadership of senior management and are ranked based on their relative importance to our operations. Participants earn credits for the quantitative factors, based on the level of importance assigned to each factor and the actual level of performance compared to the targeted goals set for each factor. Participants also earn credits for accomplishing the qualitative goals established by the Committee. Ms Stewart bonus is based 50% on meeting qualitative goals and 50% on meeting quantitative goals, while Mr. Deines and Ms. Price bonuses are based 40% on meeting qualitative goals and 60% on meeting quantitative goals. Each individual's bonus level based on meeting the qualitative and quantitative goals is subject to an earnings override. The Board of Directors establishes a target net earnings level. To the extent actual net earnings is below or above that target, the bonus level may be decreased or increased by up to 50%. With a 50% increase from the earnings override, Ms. Stewart's, Mr. Deines' and Ms. Price's maximum bonus under this plan is increased to 49.5%, 49.5% and 9%, respectively, of their base salary.